Exhibit 10.111

March 14, 2007

Scott R. Silverman
Chairman and Chief Executive Officer
VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445

Re: Payments under Incentive Agreement

Dear Mr. Silverman:

Enclosed with this letter is 503,768 shares (the “Shares”) of common stock of Applied Digital Solutions, Inc. (the “Company”) which have been issued under the Company’s 1999 Flexible Executive Stock Plan and the Company’s 2003 Flexible Executive Stock Plan as partial payment in connection with the Company’s obligations under that certain Incentive Agreement dated December 5, 2006, between you and the Company (the “Agreement”). The Agreement will remain in full force and effect for the remaining portion of the payment thereunder ($2.3 million). This letter is, among other things, intended to partially satisfy certain terms of the Agreement, including the Company’s election to satisfy a portion of its obligation now by issuing 503,768 shares with a value as of this date of $735,501.28 and a cash payment of $264,498.72. These shares are issued outright with no risk of forfeiture.

You further agree that you will not require the Company to make the remaining portion of the payment ($2.3 million) to you until the earlier of April 1, 2008 or the receipt of funds by the Company in excess of $4.0 million in a single transaction resulting from (i) the issuance of the Company’s equity; or (ii) the sale of one of the Company’s assets, including the shares of Digital Angel Corporation or VeriChip common stock that the Company owns.

Sincerely,

/s/ Michael Krawitz

Michael Krawitz

Accepted and agreed to as of
the 14 day of March, 2007:

/s/ Scott R. Silverman
Scott R. Silverman

1690 S. Congress Avenue    .    Suite 200    .    Delray Beach, FL 33445
voice 561.805.8000    .    fax 561.805.8001